SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 26, 2001

THE GOLDMAN SACHS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	No. 001-14965 (Commission File Number)	No. 13-4019460 (IRS Employer Identification No.)

85 Broad Street New York, New York (Address of Principal Executive Offices)		10004 (Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

         On September 26, 2001, The Goldman Sachs Group, Inc. reported net earnings of US$468 million for its fiscal third quarter ended August 31, 2001. Earnings per diluted share were US$0.87 compared to US$1.06 for the 2001 second quarter and US$1.62 for the third quarter of 2000.

Business Segment Net Revenues

Global Capital Markets

         In a challenging business environment, net revenues in the firm’s Global Capital Markets segment, which includes Investment Banking and Trading and Principal Investments, were US$2.34 billion, 6% lower than the second quarter of 2001 and 32% below the third quarter of 2000.

         Investment Banking

         Net revenues in Investment Banking were US$1.10 billion for the third quarter, 39% higher than the second quarter of 2001 and 17% lower than the third quarter of 2000.

         Net revenues in Financial Advisory were US$638 million compared to US$673 million for the same 2000 period, reflecting lower levels of worldwide activity in mergers and acquisitions. Net revenues in the firm’s Underwriting business were US$464 million, down from US$648 million for the same 2000 period, primarily reflecting a slowdown in equity new issue activity.

         The firm’s backlog declined significantly during the quarter reflecting lower equity market valuations, reduced merger activity and continued market uncertainty.

         Trading and Principal Investments

         Net revenues in Trading and Principal Investments were US$1.24 billion for the third quarter compared to US$1.69 billion for the second quarter of 2001 and US$2.12 billion for the third quarter of 2000.

         FICC net revenues of US$1.11 billion were 27% higher than the same 2000 period due to strong performances across many of the firm’s businesses, particularly fixed income derivatives, leveraged finance and commodities.

         Net revenues in Equities of US$573 million were down from US$763 million for the third quarter of 2000, primarily due to reduced customer flow and market volatility, the impact of decimalization and lower net revenues in equity arbitrage. Net revenues from Spear, Leeds & Kellogg (SLK), which were not included in the third quarter of 2000, partially offset these reductions.

         Principal Investments experienced negative net revenues of US$445 million for the third quarter due to mark-to-market losses on both private and public investments, primarily in the high technology and telecommunications sectors.

Asset Management and Securities Services

         Net revenues in the firm’s Asset Management and Securities Services segment were US$1.32 billion, a decrease of 12% compared to the prior quarter and an increase of 21% compared to the same period in 2000.

         Asset Management net revenues of US$380 million increased 16% compared to last year’s third quarter, primarily reflecting a 9% increase in average assets under management. Strong net inflows were partially offset by declines in asset values due to depreciation in global equity markets.

         Securities Services net revenues of US$295 million increased 26% over the same 2000 period, primarily due to the inclusion of SLK, increased spreads in the firm’s fixed income matched book and increased customer balances in securities lending.

         Commissions increased 22% compared to the same period last year to US$649 million, reflecting the contribution from SLK’s clearing and execution business and increased customer flow in equity derivatives, partially offset by the effect of decreased activity in the firm’s global shares businesses.

Expenses

         Operating expenses were US$2.89 billion, 5% below the second quarter of 2001 and 8% below last year’s third quarter.

         Compensation and benefits of US$1.79 billion declined 6% from the prior quarter and 21% from the same period last year, commensurate with lower net revenue levels. The ratio of compensation and benefits to net revenues was 49% for both the 2001 third quarter and year-to-date periods. Employment levels were essentially unchanged during the quarter.

         Non-compensation-related expenses were US$988 million, 2% below the second quarter of 2001 and 25% above the same 2000 period. In addition to the inclusion of SLK, the growth in these expenses compared to last year was primarily due to growth in employment levels during 2000 partially offset by the effect of expense reduction initiatives implemented in 2001.

         The effective tax rate for the third quarter of 2001 was 39%, unchanged from the full year of 2000.

Capital

         As of August 31, 2001, total capital was US$48.24 billion, consisting of US$17.96 billion in shareholders’ equity and US$30.28 billion in long-term debt. Book value per share was US$35.67, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 503.5 million at period end. The firm repurchased 6.2 million shares of its common stock during the quarter.

Dividend

         The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of US$0.12 per share to be paid on November 26, 2001, to common shareholders of record on October 29, 2001.

Subsequent Event

         Goldman Sachs’ liquidity, facilities and overall financial condition were not materially affected by the terrorist attack against the United States on September 11, 2001. The firm’s primary operational, trade settlement and other information systems have been functioning throughout the crisis. The attack has already caused, and may continue to cause, additional weakness in the business and economic environment. Management continues to evaluate the effect of these events on the firm’s fourth quarter results of operations.

Cautionary Note Regarding Forward-Looking Statements

         Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and factors that could affect the firm’s future results, see “Business — Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2000 and “Item 5: Other Information” in the firm’s Quarterly Reports on
Form 10-Q for the fiscal quarters ended February 23, 2001 and May 25, 2001. Many of these risks and factors may be more likely to occur as a result of the September 11, 2001 terrorist attack.

         Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. Many of these factors may be more likely to occur as a result of the September 11, 2001 terrorist attack. For a discussion of other important factors that could adversely affect our investment banking transactions, see “Business - Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2000 and “Item 5: Other Information” in the firm’s Quarterly Reports on Form 10-Q for the fiscal quarters ended February 23, 2001 and May 25, 2001.

The Goldman Sachs Group, Inc. and Subsidiaries
Business Segment Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From		Nine Months Ended		% Change From

	August 31,	May 25,	August 25,	May 25,	August 25,	August 31,	August 25,	August 25,
	2001	2001	2000	2001	2000	2001	2000	2000

Global Capital Markets

Financial Advisory	$638	$321	$673	99%	(5)%	$1,689	$1,968	(14)%

Underwriting	464	471	648	(1)	(28)	1,350	2,183	(38)

Investment Banking	1,102	792	1,321	39	(17)	3,039	4,151	(27)

FICC	1,107	948	872	17	27	3,180	2,522	26

Equities	573	739	763	(22)	(25)	2,488	2,707	(8)

Principal Investments	(445)	5	480	N.M.	N.M.	(580)	373	N.M.

Trading and Principal Investments	1,235	1,692	2,115	(27)	(42)	5,088	5,602	(9)

Total Global Capital Markets	2,337	2,484	3,436	(6)	(32)	8,127	9,753	(17)

Asset Management and Securities Services

Asset Management	380	357	327	6	16	1,105	987	12

Securities Services	295	287	234	3	26	863	724	19

Commissions	649	862	530	(25)	22	2,289	1,711	34

Total Asset Management and Securities Services	1,324	1,506	1,091	(12)	21	4,257	3,422	24

Total net revenues	$3,661	$3,990	$4,527	(8)	(19)	$12,384	$13,175	(6)

* * *

Assets Under Supervision
(unaudited)
($ in millions)

	As of			% Change From		As of

	August 31,	May 31,	August 31,	May 31,	August 31,	November 30,	November 30,
	2001	2001	2000	2001	2000	2000	1999

Assets under management	$324,909	$314,388	$307,851	3%	6%	$293,842	$258,045

Other client assets	153,293	171,420	273,090	(11)	(44)	197,876	227,424

Total assets under supervision (1)	$478,202	$485,808	$580,941	(2)	(18)	$491,718	$485,469

(1)	Substantially all assets under supervision are valued as of calendar month end.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From

	August 31,	May 25,	August 25,	May 25,	August 25,
	2001	2001	2000	2001	2000

	(in millions, except per share amounts and employees)
Revenues Global capital markets
Investment banking	$1,080	$784	$1,316	38%	(18)%

Trading and principal investments	1,267	1,795	2,112	(29)	(40)

Asset management and securities services	1,049	1,245	872	(16)	20

Interest income	3,964	4,334	4,551	(9)	(13)

Total revenues	7,360	8,158	8,851	(10)	(17)

Interest expense	3,699	4,168	4,324	(11)	(14)

Revenues, net of interest expense	3,661	3,990	4,527	(8)	(19)

Operating expenses Compensation and benefits	1,794	1,907	2,263	(6)	(21)

Amortization of employee initial public offering and acquisition awards	112	128	102	(13)	10

Brokerage, clearing and exchange fees	218	206	136	6	60

Market development	90	102	126	(12)	(29)

Communications and technology	145	153	111	(5)	31

Depreciation and amortization	160	145	112	10	43

Amortization of goodwill and other intangible assets	66	64	7	3	N.M.

Occupancy	142	151	116	(6)	22

Professional services and other	167	188	181	(11)	(8)

Total non-compensation expenses	988	1,009	789	(2)	25

Total operating expenses	2,894	3,044	3,154	(5)	(8)

Pre-tax earnings	767	946	1,373	(19)	(44)

Provision for taxes	299	369	549	(19)	(46)

Net earnings	$468	$577	$824	(19)	(43)

Earnings per share Basic	$0.92	$1.12	$1.71	(18)	(46)

Diluted	0.87	1.06	1.62	(18)	(46)

Average common shares outstanding Basic	508.1	513.8	481.3	(1)	6

Diluted	539.7	545.8	508.9	(1)	6

Employees at period end (1)	23,494	22,967	18,666	2	26

Ratio of compensation and benefits to revenues, net of interest expense	49%	48%	50%

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Nine Months Ended		% Change From

	August 31,	August 25,	August 25,
	2001	2000	2000

	(in millions, except per share amounts)
Revenues Global capital markets Investment banking	$2,995	$4,131	(27)%

Trading and principal investments	5,128	5,543	(7)

Asset management and securities services	3,462	2,758	26

Interest income	13,435	12,579	7

Total revenues	25,020	25,011	–

Interest expense	12,636	11,836	7

Revenues, net of interest expense	12,384	13,175	(6)

Operating expenses Compensation and benefits	6,068	6,587	(8)

Amortization of employee initial public offering and acquisition awards	371	314	18

Brokerage, clearing and exchange fees	619	419	48

Market development	316	343	(8)

Communications and technology	451	304	48

Depreciation and amortization	439	301	46

Amortization of goodwill and other intangible assets	192	21	N.M.

Occupancy	453	312	45

Professional services and other	503	464	8

Total non-compensation expenses	2,973	2,164	37

Total operating expenses	9,412	9,065	4

Pre-tax earnings	2,972	4,110	(28)

Provision for taxes	1,159	1,644	(30)

Net earnings	$1,813	$2,466	(26)

Earnings per share Basic	$3.54	$5.10	(31)

Diluted	3.33	4.85	(31)

Average common shares outstanding Basic	512.3	483.4	6

Diluted	544.6	508.2	7

Ratio of compensation and benefits to revenues, net of interest expense	49%	50%

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: September 26, 2001	By: /s/ Dan H. Jester

Name: Dan H. Jester

Title: Vice President and Treasurer